Exhibit 10.2
CONTRACT OF ENGAGEMENT

This Agreement is made as of 27 January 2009 between:

(1)	KKSH Holdings Ltd., registered in the British Virgin Islands (the “Service Provider”); and

(2)	Pacific Asia Petroleum, Inc., a Delaware corporation (the “Company”).

Whereas:

(A)
The Company wishes to engage the Service Provider to provide the services of the Consultant including as Senior Vice President of the Company, for a period of three years. The Service Provider has agreed to make the services of the Consultant available to the Company.

(B)	This Agreement identifies the terms on which the Service Provider will provide consultancy services to the Company.

1	Interpretation

1.1	In this Agreement (and any schedules to it):

“Confidential Information” means any and all confidential and/or proprietary knowledge, data or information of the Group, any of their portfolio companies, investors, clients and partners, including but not limited to, information relating to financial matters, investments (and potential investments), budgets, business plans, marketing plans, personal matters, business contacts, products, processes, know-how, trade secrets and other works of authorship excluding in any case any information that is or becomes (i) available to the public through no fault of Service Provider, or (ii) independently developed from third parties;

“Consultant” means Richard Grigg;

“Engagement” means the engagement of the Service Provider by the Company to provide the services of the Consultant under this Agreement;

 “Group” means the Company, its ultimate holding company for the time being and the subsidiary companies of the Company and its holding company for the time being;

“Group Company” means a member of the Group and “Group Companies” will be interpreted accordingly;

“RMB” shall mean the Renminbi, being the currency of the Peoples Republic of China; and

“Services” means the services set out in Clause 2.1.

1.2	References to any statutory provisions include any modifications or re-enactments of those provisions.

1.3	Headings are for convenience only and do not affect the interpretation of this Agreement.

2	The Service Provider’s Services

2.1	The Company agrees to engage the Service Provider and the Service Provider agrees to make the Consultant available to the Company to perform the following services:

(a)	to perform the duties and undertake the responsibilities of Senior Vice President (“SVP”) of the Company, including:

(i)	to report to the Company’s Chief Executive Officer (“CEO”) and the Company’s Board of Directors (“Board”) as required by the Company;

(ii)
for carrying out the business of the Company in accordance with the Company’s governing documents, and developing and managing business opportunities for the Company, but specifically, and for the avoidance of doubt, the duties and obligations required by this agreement will not be related to any of the Company’s business activities in the Peoples Republic of China;

(b)	to serve as an Executive Officer of the Company in the role of Senior Vice President.

2.2
The Company agrees that it shall grant full authorisation to the Consultant to perform the Services in accordance with the scope of authority given to the position of SVP pursuant to the Company’s governing documents.

2.3
Notwithstanding anything to the contrary herein, Consultant shall serve as an executive officer of the Company at the pleasure of the Company, and may be removed at any time and for any or no reason from the position as an Executive Officer with the Company or any Group Company.  In the event the Company removes Consultant as an Executive Officer, the terms of this Agreement shall otherwise remain in full force and effect in accordance with its terms.

3	Terms of Engagement

3.1	Subject to clause 3.2, the Service Provider’s Engagement by the Company will commence on 27 January 2009 or such other date that is notified to the Service Provider by the Company (the “Start Date”).

3.2
The term of the Engagement will be for 3 years (“Term”) commencing on the Start Date and ending three years after the Start Date (“End Date”) unless terminated earlier in accordance with Clause 10 of this Agreement.

4	The Service Provider’s Fee

4.1	The Company will pay to the Service Provider the Fee for providing the Services which shall be a total of the payments set out in this Clause 4.

4.2
The basic fee for the Services will be RMB 919,000 per annum (“Fee”) to be prorated and paid monthly. Such Fee will be reviewed thirty (30) days before each anniversary of this agreement and may be increased by mutual consent with such increase to be effective on the anniversary of this Agreement.

4.3	In addition to the Fee, the Company shall provide the following benefits to the Consultant and his domestic partner (“Benefits”):

a)
Medical Benefits and Life Assurance: the costs associated with provision of coverage under a medical insurance policy for the Consultant and his partner, providing for comprehensive private medical insurance and emergency evacuation coverage, as well as coverage for the Consultant under a life assurance scheme,

b)	International SOS Membership: the cost of membership which will include emergency medical support and other associated medical services,

4.4
In addition to the Fee and the Benefits, the Service Provider will be entitled to an annual performance-based bonus (“Bonus”) award targeted at between 54% and 72% of the Fee, awardable in the discretion of the Company’s Board of Directors.

4.5
The Company shall pay the Fee to the Service Provider throughout the Term of this Agreement pursuant to this clause 4, notwithstanding that the Consultant has been absent from performing the Services for any day or days throughout the Term which fall within the following agreed periods of absences:

(a)	In each year, up to 30 working days vacation which entitlement may be carried forward to a subsequent year by mutual written agreement between the Company and the Service Provider;

(b)
In each year, up to 10 days per year (or such greater number of days as maybe mutually agreed between the Company and the Service Provider from time to time) for absence due to incapacity, which shall include sickness, accident or other similar circumstances which prevent the Consultant from attending work which can be carried forward into subsequent years, without limitation.

4.6
The Service Provider’s reasonable out-of-pocket expenses incurred by the Consultant in the provision of the Services may be reimbursed, subject to obtaining prior written approval from the CEO of the Company. The Service Provider shall not be obligated to incur any unreimbursed out-of-pocket expenses to perform any Services.

4.7	The Service Provider will submit monthly invoices to the Company for the Fee for each month, one week before the last day of the calendar month to which such invoice relates.

4.8	The Service Provider will submit an invoice to the Company for any Bonus that may be awarded subject to clause 4.4 above.

4.9
Invoices may be submitted in any currency. The conversion exchange rate from Chinese Renminbi to the currency of the invoice will be the average exchange rate for the 30 days prior to the date of the invoice as defined at www.oanda.com. The Company will pay the Service Provider within 14 days of receiving an invoice in the currency of the invoice.

5	Grant of Shares and Options

5.1
In addition to the Fee, the Company may also issue to the Service Provider an amount of shares and/or options in the Company from time to time as it may deem appropriate and at the sole discretion of Company’s Board of Directors.

6	The Service Provider’s and Consultant’s Responsibilities

6.1
The Service Provider shall cause the Consultant to, and the Consultant shall, devote whatever time, attention and skill is needed to perform the Services to the reasonable satisfaction of the Company unless prevented from doing so by ill health or injury.

6.2
The Service Provider will procure that the Consultant will execute an agreement agreeing that while this Agreement is in effect and for 12 months after its termination, neither the Service Provider nor the Consultant will accept any employment or engage in any activity, without the written consent of the Board, if the loyal and complete fulfillment of the Service Provider’s or Consultant’s duties in such employment or engagement would inevitably require him to reveal or utilize Confidential Information, as reasonably determined by the Board. By agreement between the parties at any time the terms of this clause 6.2 may be varied, reviewed or modified so long as any such variation, review or modification is in writing and signed by both parties.

7	Office Facilities

The Company shall provide an office, secretarial and other office facilities and services as are needed by the Service Provider as reasonably necessary for the Consultant to provide the Services.

8	Independent Service Provider Status

8.1
Nothing in this Agreement will make the Service Provider or the Consultant an employee, agent or partner of the Company or any Group Company with respect to the Services provided hereunder.  For the avoidance of doubt, the Service Provider agrees that it shall be the employer of the Consultant for all purposes hereunder.

8.2
The Service Provider confirms that the Service Provider shall be responsible for all income tax and other tax liabilities and all social security or similar contributions in respect of the Fees and other compensation paid hereunder.

9	Confidentiality

9.1
Without prejudice to the common law duties which the Service Provider owes to the Company, or any Group Company, the Service Provider agrees, and agrees to procure that the Consultant agrees, that the Service Provider and the Consultant will not, except in the proper performance of the Services, either directly or indirectly, use or disclose to any person, firm, company or entity any Confidential Information. This restriction will continue to apply after the termination of the Engagement  without limit in time but will not apply to Confidential Information which becomes public other than through unauthorised disclosure by the Service Provider or the Consultant or where required to be disclosed by law.  The Service Provider shall procure that the Consultant will use the Consultant’s best endeavours to prevent the unauthorised use or disclosure of such information.

9.2
In the course of the Engagement, the Service Provider is likely to obtain Confidential Information belonging or relating to Group Companies and other persons.  The Service Provider will treat such information as if it falls within the terms of Clause 9.1 and Clause 9.1 will apply with any necessary amendments to such information.

10	Termination of Engagement

10.1
The Engagement will terminate on the End Date unless terminated in accordance with this Clause 10, except that the parties can agree to extend the contract by mutual agreement before the expiry of the Term.

10.2
Service Provider or the Company may terminate this Agreement for any reason or for no reason at all at any time, with or without Cause (as defined below), during or after the Term, by providing the other party with notice of termination as provided in clause 10.4.  The Company shall pay the Service Provider all outstanding fees and all other amounts, in each such case, actually earned, accrued or owing as of the date of termination but not yet paid to the Service Provider through the date of termination; provided that if the this agreement is terminated by the Company without Cause (as defined below) then, in addition to the payments described in this Section 10.2, the Company shall pay the Service Provider a lump sum payment in an amount equal to two hundred and fifteen percent (215%) of the Fee. All payments defined in this clause 10.2 shall be made within 30 days of the date of Termination.

10.3
For the purposes of this agreement “Cause” shall mean (i) the Service Provider’s or Consultant’s gross and willful misappropriation or theft of the Company’s or its subsidiary’s or affiliate’s funds or property, (ii) the Service Provider’s or Consultant’s commission of any fraud, misappropriation, embezzlement or similar act, whether or not a punishable criminal offense, or the Service Provider’s or Consultant’s conviction of or entering of a plea of nolo contendere to a charge of any felony or crime involving dishonesty or moral turpitude, (iii) the Service Provider’s or Consultant’s engagement in any willful conduct that is injurious to the Company or its subsidiaries or affiliates, (iv) the Service Provider’s or Consultant’s material breach of this Agreement or failure to perform any of his material duties owed to the Company or its subsidiaries or affiliates, or (v) the Service Provider’s or Consultant’s commission of any act involving willful malfeasance or gross negligence or the Service Provider’s or Consultant’s failure to act involving material nonfeasance.

10.4
Any termination of this Agreement by the Company or by the Service Provider shall be communicated in writing to the other party before the date on which such termination is proposed to take effect and, unless otherwise agreed to by the Company and the Service Provider, shall be effective sixty (60) days after such notice, except that there shall be no 60 day notice period in the event of the Agreement being terminated for “Cause” by the Company

10.5
From and after the termination of this Agreement by the Company or by the Service Provider, the Service Provider will procure that the Consultant does or causes to be done all other things and acts, to execute, deliver, file and perform or cause to be executed, delivered, filed and performed all other instruments, documents and certificates as may be reasonably requested by the Company or are necessary, proper or advisable in order to effect the removal, transition, substitution or modification of the Consultant as an officer, agent, affiliate, director, manager or authorized representative of the Company or any other positions that the Consultant holds with the Company or its subsidiaries or affiliates providing the cost of doing such things is paid for by the Company.

10.6
Notwithstanding anything to the contrary herein, in the event Richard Grigg no longer performs the Services required hereunder to the Company on behalf of the Service Provider as a result of his own action or the actions of the Service Provider, then the Company may terminate this Agreement for “Cause”.

11	Dispute Resolution

Any dispute or claim arising out of or in connection with any provision of this Agreement will be finally settled by binding arbitration in London, England, in accordance with the rules of the International Chamber of Commerce ("ICC") by one arbitrator appointed in accordance with said rules.  The arbitrator shall apply English law, without reference to rules of conflicts of law or rules of statutory arbitration, to the resolution of any dispute.  Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this paragraph, without breach of this arbitration provision.

12	Miscellaneous

12.1	This Agreement may only be modified by the written agreement of the parties.

12.2	No party can assign this Agreement to anyone else.

12.3
References in this Agreement to rules, regulations, policies, handbooks or other similar documents which supplement it, are referred to in it or describe any retirement or other benefits arrangement are references to the versions or forms of the relevant documents as amended or updated from time to time.

12.4
This Agreement represents the entire agreement between the parties with respect to the engagement of the Service Provider by the Company and supersedes any previous written or oral agreement between the parties in relation to the matters dealt with in them.

12.5
If any provision (or part of any provision) of this Agreement is invalid or unenforceable, the validity or enforceability of the remaining provisions (or parts of a provision) shall not be affected and the other provisions (or parts of a provision) shall remain in full force and effect as if the invalid or unenforceable parts had been deleted.

12.6	No party’s rights or powers under this Agreement will be affected if:

(a)              one party delays in enforcing any provision of this Agreement; or

(b)              one party grants time to the other party.

12.7
If any party agrees to waive its rights under a provision of this Agreement, that waiver will only be effective if it is in writing and it is signed by the Service Provider. A party’s agreement to waive any breach of any term or condition of this Agreement will not be regarded as a waiver of any subsequent breach of the same term or condition or a different term or condition.

13	Governing Law

This Agreement will be governed by and construed in accordance with the laws of England and Wales.  The Service Provider and the Company submit to the non-exclusive jurisdiction of the English courts in relation to any dispute arising in connection with this Agreement.

Signed for and on behalf of
KKSH Holdings Ltd

/s/ Richard Grigg
Name and Title: Richard Grigg, Director
Date: January 27, 2009

Signed for and on behalf of
Pacific Asia Petroleum, Inc.

/s/ Frank C. Ingriselli
Name and Title: Frank C. Ingriselli, Chief Executive Officer
Date: January 28, 2009